Item 77Q1(g)

Quaker Investment Trust ("Registrant")
Form N-SAR for the Six Months Ended December 31, 2010

Sub-Item 77Q1(g):  Copies of any merger or consolidation agreement

Submission of Agreement and Plan of Reorganization between the Registrant and the Trust for Professional Managers, on behalf of the Akros Absolute Return Fund, is incorporated by reference to Appendix A of the Supplement to Form N-14 filed on Form Type 497 on August 30, 2010.